Contact:	Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979 Roger A. Young Vice President Investor and Media Relations 410-716-3979

FOR IMMEDIATE RELEASE: Thursday, February 14, 2008

Subject:       Black & Decker Declares Regular Quarterly Cash Dividend; Increases Share Repurchase
                     Authorization by Two Million Shares

Towson, MD – The Black & Decker Corporation (NYSE: BDK) announced that its Board of Directors declared a quarterly cash dividend of $0.42 per share of the Corporation’s outstanding common stock payable March 28, 2008, to stockholders of record at the close of business on March 14, 2008. In addition, its Board of Directors increased the Corporation’s authorization under its stock repurchase program by 2.0 million shares, leaving approximately 4.9 million shares authorized for repurchase.

        Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “Black & Decker generated record free cash flow for the sixth consecutive year in 2007. We intend to use our cash effectively, building shareholder value through acquisitions, share repurchases, and dividends. Today’s decision to increase our share repurchase authorization reflects our directors’ confidence that Black & Decker will emerge from the difficult business environment in a strong position, and gives us additional flexibility to take advantage of attractive stock prices.”

(more)

Page Two

        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

#     #     #